Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2020 SECOND QUARTER RESULTS

Company Announces Completion of its Market Dynamics Project
and Timeline to Launch its Plan to Reposition the Company

MILWAUKEE, January 30, 2020/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG), a recognized global leader in providing power to get work done, today announced financial results for its second quarter of fiscal 2020, ended December 29, 2019.

Fiscal Second Quarter 2020 Highlights

•
Net sales of $438 million declined from $505 million for the prior year, predominantly driven by the expected impact of the timing of shipments of small engines to OEMs and lower storm-related sales, as well as lower than expected sales of job site products. For the quarter, Engines segment sales declined 19% and Products segment sales declined 5%.

•
Gross profit margin of 15.5% (GAAP) and adjusted gross profit margin of 17.3% decreased from a gross profit margin of 18.3% (GAAP) and adjusted gross profit margin of 18.6% for the second quarter last year primarily as a result of the lower sales volumes and production. Efficiency improvements in operations continue to be on track.

•
GAAP net loss was $15.3 million, or $0.37 per share, including pretax charges of $9.6 million primarily related to the Company’s small engine manufacturing consolidation initiative. For the second quarter last year, GAAP net loss was $2.6 million, or $0.07 per share, including pretax charges of $11.2 million primarily related to the Company’s business optimization program. Excluding these items, adjusted net loss was $8.1 million, or $0.20 per share, versus adjusted net income of $8.4 million, or $0.20 per diluted share last year.

Market Dynamics Project Highlights:

•
The Company recently completed its previously announced project to more fully analyze market dynamics to position the business for more sustained growth and higher returns. The project expanded to encompass a review of the Company’s current portfolio and how to best focus and simplify the business to be nimbler and compete more effectively.

•
Entering multi-week planning period to finalize steps in the Company’s repositioning plan, which is expected to include certain asset sales and a renewed focus on the Company’s core strength of power application.

•
Plan also includes a shift in the Company’s capital allocation priorities, including the suspension of the dividend, effective immediately, in an effort to strengthen the balance sheet and provide additional funds to invest for future initiatives.

•	Expects to host special strategic investor call following the conclusion of its planning process within the next four-to-six weeks.

Management Commentary:

“Areas of market-related softness drove sales below expectations and we are incrementally more cautious about the second half of the year,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “Softer than anticipated retail activity this fall has left channel inventories of residential mowers elevated in North America and Europe and channel partners have signaled a conservative approach to ordering for the upcoming season. Despite market conditions, we have made material progress on several fronts that have positioned us to meet customer needs during the peak season and deliver efficiency improvements. We also remain on track to meet our goal for inventory reduction by fiscal year-end, as part of our focus on improving working capital and de-levering the balance sheet.”

Teske added, “During the first half of the year, we devoted significant time to our market dynamics project. These efforts have been very constructive and support our belief that a sharp focus on our core strength of power application will better position the Company for long-term sustainable growth and higher returns. We are currently finalizing the next steps forward for this plan, which will simplify our business and improve our financial flexibility. We will announce further details and begin implementing our plans in the third quarter.”

Fiscal 2020 Outlook:

The Company is revising its outlook for fiscal 2020 to reflect some increased uncertainty related to the upcoming lawn and garden selling season in North America and Europe.

	Current Fiscal 2020 Outlook*	Prior Fiscal 2020 Outlook*
Net Sales	$1.83 - $1.97 billion	$1.91 - 1.97 billion
Adjusted Net Income	$3 - $14 million	$9 - $17 million
Adjusted Earnings per Diluted Share	$0.05 - $0.33 per share	$0.20 - $0.40 per share
Operating Margins	2.1% to 2.9%	2.5% to 3.0%
Unconsolidated Affiliate Earnings	Approximately $7.5 million	Approximately $10.0 million
Interest Expense	$35.5 million	$34.0 million

* This outlook excludes the costs of the business optimization program, the engine manufacturing consolidation project, and any potential asset sales.

Teske concluded, “Given uncertainty around elevated channel inventory and ongoing global weather related challenges, we are now forecasting slightly reduced financial results across our segments. We also expect slightly higher consolidated interest expense associated with our ABL credit facility compared to previous estimates. We remain focused on our key strategic priorities including the realization of value from our business optimization program and our small engine production consolidation, as well as reducing our inventories through the peak season and strengthening our balance sheet. We believe our strategic plan focused on power application will complement the hard work that has been done to improve our business and are excited to share the final details of that plan with our shareholders and other stakeholders in a few weeks.”

Conference Call Information:

The Company will host a conference call today, January 30, 2020, at 10:00 AM (ET) to review the second quarter financial results. A live webcast of the conference call will be available on the Company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time. To join, dial (877) 233-9136 and enter Conference ID 4383007. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the Company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or changes in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the Company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new production capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; the ability to maintain or obtain adequate sources of liquidity and access to debt markets; and other factors disclosed from time to time in the Company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people’s lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December		Six Months Ended December
	FY2020	FY2019	FY2020	FY2019
NET SALES	$437,941	$505,462	$751,660	$784,459
COST OF GOODS SOLD	369,916	413,005	640,389	648,248
Gross Profit	68,025	92,457	111,271	136,211

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	79,124	87,139	157,861	187,998
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	946	3,017	2,209	5,990
Income (Loss) from Operations	(10,153)	8,335	(44,381)	(45,797)

INTEREST EXPENSE	(8,965)	(7,482)	(15,869)	(12,643)
OTHER INCOME (EXPENSE)	(388)	(946)	(1,131)	(603)
Loss before Income Taxes	(19,506)	(93)	(61,381)	(59,043)

PROVISION (CREDIT) FOR INCOME TAXES	(4,162)	2,511	(12,400)	(15,452)
Net Loss	$(15,344)	$(2,604)	$(48,981)	$(43,591)

EARNINGS (LOSS) PER SHARE
Basic	$(0.37)	$(0.07)	$(1.18)	$(1.05)
Diluted	$(0.37)	$(0.07)	$(1.18)	$(1.05)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,725	41,689	41,664	41,773
Diluted	41,725	41,689	41,664	41,773

Supplemental International Sales Information
(In Thousands)

	Three Months Ended December		Six Months Ended December
	FY2020	FY2019	FY2020	FY2019
International sales based on product shipment destination	$144,019	$148,125	$246,635	$236,651

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of December
(In Thousands)

CURRENT ASSETS:	FY2020	FY2019
Cash and Cash Equivalents	$42,230	$33,954
Accounts Receivable, Net	219,351	242,232
Inventories	612,119	567,256
Prepaid Expenses and Other Current Assets	34,141	38,481
Total Current Assets	907,841	881,923

OTHER ASSETS:
Goodwill	169,451	169,401
Investments	46,698	47,078
Other Intangible Assets, Net	94,915	98,619
Deferred Income Tax Asset	56,022	30,442
Other Long-Term Assets, Net	21,438	19,852
Right of Use Asset	107,605	—
Total Other Assets	496,129	365,392

PLANT AND EQUIPMENT:
At Cost	1,231,874	1,197,673
Less - Accumulated Depreciation	834,968	784,518
Plant and Equipment, Net	396,906	413,155
	$1,800,876	$1,660,470

CURRENT LIABILITIES:
Accounts Payable	$215,295	$226,536
Short-Term Debt	195,175	314,073
Accrued Liabilities	134,463	132,179
Short-Term Lease Obligation	12,368	—
Total Current Liabilities	557,301	672,788

OTHER LIABILITIES:
Accrued Pension Cost	213,268	182,925
Accrued Employee Benefits	21,174	20,174
Accrued Postretirement Health Care Obligation	22,752	26,763
Other Long-Term Liabilities	65,606	56,388
Long-Term Lease Obligation	92,945	—
Long-Term Debt	428,300	196,013
Total Other Liabilities	844,045	482,263

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	70,901	77,310
Retained Earnings	940,616	1,016,205
Accumulated Other Comprehensive Loss	(288,983)	(254,768)
Treasury Stock, at Cost	(323,583)	(333,907)
Total Shareholders' Investment	399,530	505,419
	$1,800,876	$1,660,470

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended December
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2020	FY2019
Net Loss	$(48,981)	$(43,591)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	37,491	32,263
Stock Compensation Expense	2,694	3,177
Loss on Disposition of Plant and Equipment	1,421	66
Provision for Deferred Income Taxes	(15,551)	(19,550)
Equity in Earnings of Unconsolidated Affiliates	(2,730)	(7,854)
Dividends Received from Unconsolidated Affiliates	4,300	10,510
Changes in Operating Assets and Liabilities:
Accounts Receivable	(21,092)	(59,838)
Inventories	(111,404)	(157,401)
Other Current Assets	852	1,947
Accounts Payable, Accrued Liabilities and Income Taxes	(54,464)	22,382
Other, Net	(397)	1,862
Net Cash Used in Operating Activities	(207,861)	(216,027)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(34,431)	(34,234)
Proceeds Received on Disposition of Plant and Equipment	15	12
Cash Paid for Acquisitions, Net of Cash Acquired	—	(8,865)
Net Cash Used in Investing Activities	(34,416)	(43,087)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Credit Facilities	267,757	266,038
Debt Issuance Costs	(4,800)	—
Treasury Stock Purchases	—	(11,429)
Repayment of Long Term Debt	—	(4,875)
Stock Option Exercise Proceeds and Tax Benefits	—	1,823
Payments Related to Shares Withheld for Taxes for Stock Compensation	(55)	(257)
Cash Dividends Paid	(7,936)	(5,948)
Net Cash Provided by Financing Activities	254,966	245,352

EFFECT OF EXCHANGE RATE CHANGES	(74)	(336)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	12,615	(14,098)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Beginning (1)	30,342	49,218
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Ending (2)	$42,957	$35,120

(1) Included within Beginning Cash, Cash Equivalents, and Restricted Cash is approximately $0.8 million and $4.3 of restricted cash as of June 30, 2019 and July 1, 2018, respectively.
(2) Included within Ending Cash, Cash Equivalents, and Restricted Cash is approximately $0.7 million and $1.2 million of restricted cash as of December 29, 2019 and December 30, 2018, respectively.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2020	FY2019	FY2020	FY2019
Net Sales	$219,190	$272,018	$352,544	$391,108

Gross Profit as Reported	$33,192	$55,614	$52,334	$71,551
Engine Manufacturing Consolidation Project	7,124	—	11,951	—
Business Optimization	63	665	224	1,088
Adjusted Gross Profit	$40,379	$56,279	$64,509	$72,639

Gross Profit % as Reported	15.1%	20.4%	14.8%	18.3%
Adjusted Gross Profit %	18.4%	20.7%	18.3%	18.6%

Segment Income (Loss) as Reported	$(14,248)	$4,658	$(42,152)	$(39,593)
Engine Manufacturing Consolidation Project	7,124	—	11,951	—
Business Optimization	1,595	7,508	2,486	21,871
Adjusted Segment Income (Loss)	$(5,529)	$12,166	$(27,715)	$(17,722)

Segment Income (Loss) % as Reported	(6.5)%	1.7%	(12.0)%	(10.1)%
Adjusted Segment Income (Loss) %	(2.5)%	4.5%	(7.9)%	(4.5)%

Second Quarter Highlights

•
Engine sales unit volumes decreased versus the second quarter of fiscal 2019 by approximately 453,000 engines, or 24%, principally on the timing of OEM mower builds, which began earlier in fiscal 2019 to support brand transitions at retail. Revenue growth in service parts continued to benefit from improved throughput and order fulfillment rates.

•
GAAP gross profit percentage compared to the second quarter last year decreased 530 basis points and adjusted gross profit margins decreased 230 basis points, on a 19% decrease in production volumes and higher material costs, partially offset by business optimization program savings of $2 million and favorable sales mix on higher service parts sales.

•	GAAP engineering, selling, general and administrative expenses (ESG&A) declined by $4.6 million compared to the second quarter of fiscal 2019. Adjusted ESG&A decreased $0.2 million.

•
Adjusted equity in earnings of unconsolidated affiliates decreased by $1.9 million from the same period last year due to the ramp down of the Company’s Japanese joint venture that formerly produced Vanguard engines and a decrease in the Company’s service parts distributors’ profitability. This was primarily due to higher shipping costs to refill channel inventory of service parts.

Products Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2020	FY2019	FY2020	FY2019
Net Sales	$241,984	$254,627	$437,625	$427,670

Gross Profit as Reported	$35,179	$37,577	$59,997	$65,213
Business Optimization	441	834	1,090	3,713
Adjusted Gross Profit	$35,620	$38,411	$61,087	$68,926

Gross Profit % as Reported	14.5%	14.8%	13.7%	15.2%
Adjusted Gross Profit %	14.7%	15.1%	14.0%	16.1%

Segment Income (Loss) as Reported	$4,441	$4,411	$(1,169)	$(5,651)
Business Optimization	857	3,235	1,564	8,802
Litigation Settlement	—	—		2,000
Retailer Bankruptcy Bad Debt Expense	—	—		4,132
Acquisition Related Charges	—	170		235
Adjusted Segment Income	$5,298	$7,816	$395	$9,518

Segment Income (Loss) % as Reported	1.8%	1.7%	(0.3)%	(1.3)%
Adjusted Segment Income %	2.2%	3.1%	0.1%	2.2%

Second Quarter Highlights

•
Net sales decreased by $13 million, or 5%, compared to the second quarter of fiscal 2019, primarily from lower sales of pressure washers relative to last year when brand transitions at retail accelerated product shipments. Storm-related sales of generators declined, as expected, from less storm activity compared with the same period a year ago. Sales activities were also affected by a softer market for job site products. The decrease was partially offset by higher sales of standby generators and higher pricing.

•
Gross profit percentage for the second quarter decreased by 30 basis points from a year ago. The adjusted gross profit percentage decreased 40 basis points. Reduced manufacturing volume was offset by higher pricing.

•	GAAP ESG&A declined $3.4 million from the second fiscal quarter a year ago. Adjusted ESG&A decreased by $1.3 million due to timing of spending.

•
Adjusted equity in earnings of unconsolidated affiliates decreased by $1.0 million versus the second quarter of fiscal 2019 due to a decrease in the Company’s service parts distributors’ profitability. This was primarily due to higher shipping costs to refill channel inventory of service parts.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and to understand the Company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the Company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December
	FY2020 Reported	Adjustments (1)	FY2020 Adjusted	FY2019 Reported	Adjustments	FY2019 Adjusted
Gross Profit
Engines	$33,192	$7,187	$40,379	$55,614	$665	$56,279
Products	35,179	441	35,620	37,577	834	38,411
Inter-Segment Eliminations	(346)	—	(346)	(734)	—	(734)
Total	$68,025	$7,628	$75,653	$92,457	$1,499	$93,956
Engineering, Selling, General and Administrative Expenses
Engines	$48,189	$1,493	$46,696	$52,769	$5,915	$46,854
Products	30,935	416	30,519	34,370	2,571	31,799
Total	$79,124	$1,909	$77,215	$87,139	$8,486	$78,653

Equity in Earnings of Unconsolidated Affiliates
Engines	$749	$39	$788	$1,814	$927	$2,741
Products	197	—	197	1,203	—	1,203
Total	$946	$39	$985	$3,017	$927	$3,944

Segment Income (Loss)
Engines	$(14,248)	$8,719	$(5,529)	$4,658	$7,508	$12,166
Products	4,441	857	5,298	4,411	3,405	7,816
Inter-Segment Eliminations	(346)	—	(346)	(734)	—	(734)
Total	$(10,153)	$9,576	$(577)	$8,335	$10,913	$19,248

Interest Expense	$(8,965)	$—	$(8,965)	$(7,482)	$248	$(7,234)

Income (Loss) before Income Taxes	(19,506)	9,576	(9,930)	(93)	11,161	11,068
Provision (Benefit) for Income Taxes	(4,162)	2,358	(1,804)	2,511	143	2,654
Net Income (Loss)	$(15,344)	$7,218	$(8,126)	$(2,604)	$11,018	$8,414

Earnings (Loss) Per Share
Basic	$(0.37)	$0.17	$(0.20)	$(0.07)	$0.27	$0.20
Diluted	(0.37)	0.17	(0.20)	(0.07)	0.27	0.20

(1) For the second quarter of fiscal 2020, engine manufacturing consolidation charges include $3.5 million ($2.6 million after tax) of cash charges and $3.6 million ($2.7 million after tax) of non-cash charges related to the closure of the engine plant in Murray, Kentucky. Business optimization expenses include $1.1 million ($0.7 million after tax) of cash charges and $1.4 million ($1.1 million after tax) of non-cash charges related to the warehouse optimization program and the plan to onshore Commercial engine production.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Six Month Periods Ended December
(In Thousands, except per share data)

	Six Months Ended December
	FY2020 Reported	Adjustments (1)	FY2020 Adjusted	FY2019 Reported	Adjustments	FY2019 Adjusted
Gross Profit
Engines	$52,334	$12,175	$64,509	$71,551	$1,088	$72,639
Products	59,997	1,090	61,087	65,213	3,713	68,926
Inter-Segment Eliminations	(1,060)	—	(1,060)	(553)	—	(553)
Total	$111,271	$13,265	$124,536	$136,211	$4,801	$141,012
Engineering, Selling, General and Administrative Expenses
Engines	$95,515	$1,741	$93,774	$114,697	$18,919	$95,778
Products	62,346	474	61,872	73,302	11,456	61,846
Total	$157,861	$2,215	$155,646	$187,998	$30,375	$157,623

Equity in Earnings of Unconsolidated Affiliates
Engines	$1,029	$521	$1,550	$3,553	$1,864	$5,417
Products	1,180	—	1,180	2,437	—	2,437
Total	$2,209	$521	$2,730	$5,990	$1,864	$7,854

Segment Income (Loss)
Engines	$(42,152)	$14,437	$(27,715)	$(39,593)	$21,871	$(17,722)
Products	(1,169)	1,564	395	(5,651)	15,169	9,518
Inter-Segment Eliminations	(1,060)	—	(1,060)	(553)	—	(553)
Total	$(44,381)	$16,001	$(28,380)	$(45,797)	$37,040	$(8,757)

Interest Expense	$(15,869)	$—	$(15,869)	$(12,643)	$248	$(12,395)

Income (Loss) before Income Taxes	(61,381)	16,001	(45,380)	(59,043)	37,288	(21,755)
Provision (Benefit) for Income Taxes	(12,400)	2,779	(9,621)	(15,452)	6,308	(9,144)
Net Income (Loss)	$(48,981)	$13,222	$(35,759)	$(43,591)	$30,980	$(12,611)

Earnings (Loss) Per Share
Basic	$(1.18)	$0.32	$(0.86)	$(1.05)	$0.74	$(0.31)
Diluted	(1.18)	0.32	(0.86)	(1.05)	0.74	(0.31)

(1) For the six months ended December, engine manufacturing consolidation charges include $5.6 million ($4.7 million after tax) of cash charges and $6.4 million ($5.3 million after tax) of non-cash charges related to the closure of the engine plant in Murray, Kentucky. Business optimization expenses include $2.2 million ($1.7 million after tax) of cash charges and $1.9 million ($1.4 million after tax) of non-cash charges related to the warehouse optimization program and the plan to onshore Commercial engine production.